Exhibit 99.1

Veris Residential Declares Quarterly Cash Dividend

JERSEY CITY, N.J., December 18, 2023 /PRNewswire/ -- Veris Residential, Inc. (NYSE: VRE) ("Veris Residential" or the "Company"), a forward-thinking, environmentally and socially conscious REIT that primarily owns, operates, acquires and develops Class A multifamily properties, today announced that the Company`s Board of Directors has declared a cash dividend on its common stock for the fourth quarter 2023 in the amount of $0.0525, an increase of 5.0% on the previously announced dividend, for the period ending December 31, 2023. The dividend will be paid on January 10, 2024 to shareholders of record as of December 29, 2023.

The timing and amount of future dividends is subject to approval by the Board of Directors taking into consideration multiple factors including but not limited to the Company`s AFFO and actual cash flows from operations, its estimate of taxable income and related distribution requirements as well as any capital requirements.

About Veris Residential, Inc.

Veris Residential, Inc. is a forward-thinking, environmentally and socially conscious real estate investment trust (REIT) that primarily owns, operates, acquires, and develops holistically inspired, Class A multifamily properties that meet the sustainability-conscious lifestyle needs of today's residents while seeking to positively impact the communities it serves and the planet at large. The company is guided by an experienced management team and Board of Directors and is underpinned by leading corporate governance principles, a best-in-class and sustainable approach to operations, and an inclusive culture based on equality and meritocratic empowerment. For additional information on Veris Residential, Inc. and our properties available for lease, please visit https://verisresidential.com.

Investors
Anna Malhari
Chief Operating Officer
investors@verisresidential.com

Media
Amanda Shpiner/Grace Cartwright
Gasthalter & Co.
212-257-4170
veris-residential@gasthalter.com